Exhibit 4.1
Description of Registrant’s Securities
Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
Brookfield Private Equity Fund LP (the “Fund”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): the Fund’s Class D limited partnership units (“Class D Units”), Class I limited partnership units (“Class I Units”) and Class S limited partnership units (“Class S Units”) (collectively, the “Units”). In this exhibit, references to “we,” “us” or “our” refer only to the Fund and not any of its subsidiaries.
The following description of the Units is a summary of the material terms and provisions that apply to the Units. The summary does not purport to be complete. The summary is subject to and qualified in its entirety by reference to our amended and restated limited partnership agreement, as may be further amended and restated from time to time (the “Fund LPA”), which is filed as an exhibit to the Annual Report on Form 10-K to which this exhibit relates and is incorporated by reference herein. We encourage you to carefully review the Fund LPA for additional information.
Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Registrant’s Securities is attached as an exhibit or as defined in the Fund LPA, as applicable.
General
There is currently no market for the Units, and we do not expect that a market for the Units will develop in the future. We do not intend for the Units to be listed on any national securities exchange. There are no outstanding options or warrants to purchase the Units.
Under the terms of the Fund LPA, Unitholders shall be entitled to the same limited liability extended to limited partners of limited partnerships formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et. seq. (the “DRULPA”). The Fund LPA provides that except as provided by the Delaware Revised Uniform Partnership Act or other applicable law and subject to the obligations to indemnify the Fund and the General Partner as provided in the Fund LPA and as otherwise expressly set forth in the Fund LPA, no Unitholder shall have any personal liability whatsoever in its capacity as a Unitholder, whether to the Fund, to any of the other Unitholders, or to the creditors of the Fund, for the debts, liabilities, contracts, or other obligations of the Fund or for any losses of the Fund.
Units
Unitholders are not entitled to nominate or vote in the election of the Fund’s directors and, as such, the Fund is not required to file proxy statements or information statements under Section 14 of the Exchange Act except in those limited circumstances where a vote of Unitholders is required under the Fund LPA or Delaware law. Further, Unitholders are not able to bring matters before meetings of Unitholders or nominate directors at such meeting, nor are they generally able to submit Unitholder proposals under Rule 14a-8 of the Exchange Act. Overall responsibility for the Fund’s oversight rests with the General Partner, subject to certain oversight rights held by the Fund’s board of directors (the “Board of Directors”), as further described in the Annual Report on Form 10-K to which this exhibit relates.
Certain financial intermediaries through which a Unitholder was placed in the Fund may charge such Unitholder upfront selling commissions, placement fees, subscription fees or other similar fees (“Subscription Fees”) on Units that are paid by the Unitholder outside of its investment in the Fund and not reflected in the Fund’s net asset value (the “NAV”).

Investor Units
Class D Units
Each Class D Unit may be subject to a Subscription Fee of up to 2.0% of the NAV on Class D Units on the date of the purchase.
We pay Brookfield Private Wealth LLC (the “Dealer-Manager”) a servicing fee (“Servicing Fee”) with respect to the outstanding Class D Units equal to 0.25% per annum of the aggregate NAV of the outstanding Class D Units as of the last day of each month. The Dealer-Manager anticipates that all or a portion of the Servicing Fee will be retained by, or reallowed (paid) to, participating brokers or other financial intermediaries for reporting, administrative and other services provided to a Unitholder by such participating brokers or other financial intermediaries, as applicable.
The Subscription Fees are not payable in respect of any Class D Units issued pursuant to our distribution reinvestment plan, but such Units will be charged the Servicing Fee payable with respect to all the outstanding Class D Units.
Class D Units are subject to a Management Fee of 1.25% per annum of the month-end NAV attributable to Class D Units.
Class I Units
No Subscription Fees will be paid with respect to sales of Class I Units or issuances of any Class I Units pursuant to the Fund’s distribution reinvestment plan. Further, no Servicing Fee is paid with respect to the outstanding Class I Units.
Class I Units are subject to a Management Fee of 1.25% per annum of the month-end NAV attributable to Class I Units.
Class S Units
Each Class S Unit may be subject to a Subscription Fee of up to 3.5% of the NAV on Class S Units on the date of the purchase.
We pay the Dealer-Manager a Servicing Fee with respect to the outstanding Class S Units equal to 0.85% per annum of the aggregate NAV of the outstanding Class S Units as of the last day of each month. The Dealer-Manager anticipates that all or a portion of the Servicing Fee will be retained by, or reallowed (paid) to, participating brokers or other financial intermediaries for reporting, administrative and other services provided to a Unitholder by such participating brokers or other financial intermediaries, as applicable.
The Subscription Fees are not payable in respect of any Class S Units issued pursuant to our distribution reinvestment plan, but such Units will be charged the Servicing Fee payable with respect to all the outstanding Class S Units.
Class S Units are subject to a Management Fee of 1.25% per annum of the month-end NAV attributable to Class S Units.
Distributions
The Fund may declare distributions as authorized by the General Partner, but the Fund does not expect to make distributions on a regular basis. Any distributions the Fund makes are at the discretion of the General Partner, considering factors such as earnings, cash flow, capital needs, taxes and general financial condition and the requirements of applicable law. As a result, the Fund’s distribution rates and payment frequency may vary from time to time. There is no assurance the Fund will pay distributions in any particular amount, if at all. Unitholders of record as of the record date will be eligible for distributions declared. The per Unit amount of distributions on each Class may differ if different Class-specific fees and expenses are deducted from the gross distributions for each Class.
Transfers
Pursuant to the terms of the Fund LPA, Unitholders may transfer part or all their Units but must provide 60 calendar days' notice to the General Partner (or such reasonably shorter period as is agreed to by the General Partner). The General Partner may refuse such requested transfer for certain reasons, as further described in the Fund LPA.
Delaware Law and Certain Provisions of the Fund LPA
Organization and Duration
The Fund was formed on May 21, 2025 as a Delaware limited partnership. The Fund will remain in existence until dissolved in accordance with the Fund LPA or pursuant to Delaware law. The Fund LPA provides that the Fund will be dissolved upon (a) the determination made by the General Partner at any time in its sole discretion that the dissolution and winding up of the Fund is in the best interests of the Fund, (b) the complete withdrawal or assignment of all of the General Partnership Interest (as defined in the Fund LPA) (other than in connection with a permitted assignment and substitution under Section 8.1 of the Fund LPA), bankruptcy, dissolution or commencement of winding up of the General Partner, (c) the termination, dissolution or withdrawal of the General Partner, (d) upon (i) the failure of the General Partner or the Manager to cure certain cause events, including a finding by any court or governmental body of competent jurisdiction in a final, non-appealable judgment not stayed or vacated with 30 days that the General Partner or the Manager has committed a felony or a material violation of U.S. or state securities laws that has a material adverse effect on the business of the Fund or the ability of the General Partner or the Manager to perform their respective duties under the terms of the Fund LPA or the Investment Management Agreement, as the case may be, or fraud or willful misconduct by the General Partner or the Manager in connection with the performance of their respective duties under the terms of the Fund LPA or the Investment Management Agreement, as the case may be, that has a material adverse effect on the business of the Fund and (ii) the consent by holders in interest of 75% of the outstanding Units to dissolve the Fund, or (e) the entry of a decree of dissolution of the Fund pursuant to Section 18-802 of DRULPA.
Purpose
Under the Fund LPA, the principal purpose of the Fund is to make, hold, own, monitor, convey, exchange, transfer or otherwise dispose of Investments, in accordance with the investment objectives and policies of the Fund as in effect from time to time, as described elsewhere in this exhibit and the Fund LPA, and to engage in any other lawful activity as the General Partner may from time to time determine.
Amendment to the Fund LPA
Except as otherwise required by law or pursuant to the terms of the Fund LPA, the Fund LPA may be amended, modified or supplemented, and any provision of the Fund LPA may be waived, by the written consent of the General Partner; provided, that any amendment, modification or supplement that is viewed by the General Partner in its discretion, as a whole together with all such amendments, modifications or supplements, as having a material adverse effect on the Unitholders in the aggregate will require the approval of the Independent Directors.

Actions Related to Merger, Conversion, Reorganization or Dissolution
The General Partner may in its sole discretion enter into any one or more transactions related to capital or conversion events, including a merger, conversion, consolidation or other reorganization of the Fund and take all actions necessary or desirable to affect any such transactions, as further described in the Fund LPA.
Exclusive Delaware Jurisdiction
Any action or proceeding against the parties relating in any way to the Fund LPA shall be brought and enforced in the courts of the State of Delaware or, to the extent that subject matter jurisdiction exists therefor, the United States federal district courts in the State of Delaware, and the parties irrevocably submit to the jurisdiction of all such courts in respect of any such action or proceeding.
Fiduciary Duties
The Board of Directors (including the Independent Directors) owe a duty to use their reasonable business judgment to act in the best interests of the Fund with respect to matters of the Fund that are within the Board of Directors’ authority, as described in the Fund LPA.
Indemnification of Directors, Officers, the General Partner and Manager
As further explained in the Fund LPA and to the fullest extent permitted by law, the Fund will indemnify and hold harmless any of the directors, officers of the Fund, General Partner, Manager, partnership representative and any of their respective affiliates and their respective Constituent Members (as defined in the Fund LPA), employees, managers, directors, consultants or agents (each, an “Indemnified Party”) for any mistake in judgment or any action or omission required pursuant to the Fund LPA, unless such action or inaction is determined by a court of competent jurisdiction (or similar tribunal) in a final non-appealable decision, judgment or order to have constituted bad faith, intentional and material breach of the Fund LPA or the Investment Management Agreement, fraud, willful misconduct or gross negligence of the relevant Indemnified Party.
The satisfaction of any indemnification and any saving harmless shall be from and limited to Fund assets, no Unitholder shall have any obligation to make capital contributions to fund its share of any indemnification obligations and no Unitholder or the General Partner shall have any personal liability on account thereof. For the avoidance of doubt, nothing in the Fund LPA will be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons acting in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but otherwise will be construed so as to effectuate the indemnification and exculpation provisions in the Fund LPA to the full extent permitted by law.
Jury Trial Waiver
The Fund LPA provides that its partners will waive their respective rights to trial by jury in any action or proceeding arising out of or related to the Fund LPA, to the maximum extent permitted by law. In addition, Unitholders cannot waive the Fund’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.